Exhibit 99.1

Soluna Holdings’ CEO John Belizaire Shares Vision for Scalable Renewable Computing in 2025 Shareholder Letter

Albany, NY – July 14, 2025 — Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, today announced an open letter to shareholders from CEO John Belizaire.

A longer version of the letter and updated investor presentation can be found on Soluna’s Investor Relations webpage. Additionally, we will release an update to our Earnings Power Presentation in the coming weeks.

Soluna’s annual shareholder meeting is scheduled for August 18, 2025 at 10:00am EDT.

Open Letter to Shareholders from John Belizaire, CEO of Soluna Holdings, Inc.

Dear Shareholders,

2024 was a defining year for Soluna. We grew revenue by more than 80%, reached $38 million, and achieved positive cash flow from our Bitcoin Hosting business — proof that our model is working.

We brought Project Dorothy 1A and 1B into full-year operation and launched our Demand Response Services (DRS), generating $2.1 million in new revenue. Project Dorothy 2, a 64% hosting capacity expansion, is now energized and is expected to reach 48 MW by year-end.

We simplified our capital structure, secured flexible funding through a $25 million SEPA facility, and made the strategic decision to exit the HPE contract, redeploying resources toward dedicated AI and HPC infrastructure, which is in high demand and where we have a clear advantage.

With the addition of Project Annie (75 MW), our first solar-powered site, Soluna’s development pipeline now exceeds 773 MW across wind, grid, and solar-powered computing projects. Project Kati (166 MW) is shovel-ready, with Project Rosa (187 MW), Project Hedy (120 MW), and Project Ellen (100 MW) in active development. Soluna is no longer just proving its concept — we’re scaling it.

Looking Ahead: Building the Future of Renewable Computing

In 2025, we plan to:

●	Ramp Project Dorothy 2 to full capacity and increase recurring revenue from Bitcoin Hosting.
●	Break ground on Project Kati, a flagship site for hybrid Bitcoin and AI workloads.
●	Advance Project Rosa, a 187 MW site designed for large-scale computing.
●	Expand and de-risk our pipeline, now exceeding 2.8 GW of AI and Bitcoin hosting capacity.
●	Form new joint ventures to deploy capital efficiently and enter the AI infrastructure market with industry leaders.
●	Strengthen our balance sheet, reduce debt, and own larger stakes in high-performing projects.

We are building more than data centers. We are laying the foundation for the future of computing. Our ability to turn curtailed renewable energy into reliable, low-cost power for Bitcoin and AI workloads sets us apart.

Soluna is positioned to lead this next era of energy and computing. We look forward to accelerating our growth, deepening our impact, and delivering strong returns for our shareholders.

Thank you for your continued belief in our mission.

Warm regards,

John Belizaire

Chief Executive Officer

Soluna Holdings, Inc.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of Soluna’s plans and objectives, including with respect to the development of Project Kati and our expectations with respect to the amount of renewable energy capacity Project Kati will deliver. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

X (formerly Twitter): x.com/solunaholdings

YouTube: youtube.com/c/solunacomputing

Newsletter: bit.ly/solunasubscribe

Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Soluna Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co